Exhibit 10.1
November 22, 2010

Mr. David Morrow
452 Second Street #2
Hoboken, NJ 07030

Dear David,

I am pleased to extend to you an offer of employment with Wilshire Enterprises, Inc., (the “Company”).  This letter sets forth the terms and conditions of that employment.

The Company hereby offers you full-time employment as Chief Operating Officer and Executive Vice President commencing on November 30, 2010 with a base salary of $165,000 on an annualized basis.  During your employment with the Company, you will receive a transportation allowance of $10,000 on an annualized basis.  In addition, during your employment with the Company, you will be eligible to participate in the Company’s stock-based compensation and performance bonus plans.  Awards, if any, granted under these plans shall be determined at the discretion of the Company’s Board of Directors (the “Board”).

Although we hope that your employment with us is mutually satisfactory, your employment at the Company is “at will”.  This means that, just as you may resign from the Company at any time with or without cause, the Company has the right to terminate this employment relationship with or without cause at any time without prior notice.  Neither this letter nor any other communication, either written or oral, should be considered as a contract of employment, unless it is signed by both you and the CEO of the Company and such agreement is expressly acknowledged as an employment contract.

During your employment with the Company you will be entitled to participate in all of our then current customary employee benefits, subject to plan eligibility requirements and enrollment criteria, including, but not limited to, the Company’s medical and dental plans, for which the employee contribution portion will be absorbed by the Company.  Enrollment in the medical, dental, life and disability plans will begin on December 1st, 2010.  The Company reserves the right to change or rescind benefit plans and programs.  You will accrue four weeks vacation annually with vacation schedules being subject to prior approval by the CEO.  Eligibility to take vacation is in accordance with the requirements as outlined in the Company Employee Handbook.

The Company shall pay or reimburse you for all necessary and customary expenses reasonably incurred by you in connection with the performance of your duties and obligations, including, without limitation, reasonable and customary business expenses incurred to entertain the Company’s clients, provided, however, that the Company shall not pay or reimburse you for country club membership fees.  Such reimbursement shall be subject to your presentation of appropriate vouchers in accordance with such expense account policies and approval procedures as the Company may from time to time reasonably establish for employees (including but not limited to prior approval of extraordinary expenses); provided, however, that in no event shall reimbursement be made later than December 31 of the year following the year in which the expense was incurred.

During your employment with the Company, you shall: (a) report to the CEO of the Company; (b) devote your entire business time, attention and energies to the business of the Company; (c) perform your duties honestly, diligently, competently, in good faith and in the best interest of the Company; and (d) not undertake any other employment or business association that requires the rendering of personal services, except that you may serve, with the prior written consent of the Board, on the boards of other organizations, provided, however that in either case, such service does not interfere with your duties hereunder.  Your employment with the Company will be subject to the Company’s employment policies, procedures and practices in place from time to time.  This offer of employment with the Company is contingent upon our satisfactory completion of proof of your authorization to work in the United States.

David, on behalf of Wilshire it is a pleasure to extend you this offer.  Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms and that no one at the Company has made any other representation to you.  As we are interested in concluding our near-term efforts to strengthen the Company’s management team, we kindly request that this offer be accepted on or before November 27, 2010 and will be deemed to have been withdrawn if your executed acceptance of this offer is not received by me on or before the above referenced date.

We welcome you as an employee and look forward to a successful relationship in which you will find your work both challenging and rewarding.

Sincerely,

/s/ Sherry Wilzig Izak

Sherry Wilzig Izak
Chairman and CEO

The undersigned accepts the above employment offer and agrees that it contains the terms of employment with Wilshire Enterprises, Inc. and that there are no other terms expressed or implied.  It is understood employment is subject to verification of identity and employment eligibility and may be terminated by Wilshire Enterprises, Inc. for any reason at any time without prior notice.

Accepted by:

/s/ David Morrow 11/24/10

David Morrow